Exhibit 4.4

SECOND AMENDMENT TO

SERIES B PREFERRED STOCK PURCHASE WARRANT

PROGENITY, INC.

This SECOND AMENDMENT TO SERIES B PREFERRED STOCK PURCHASE WARRANT (this “Amendment”), is dated as of May 8, 2020, by and between PROGENITY, INC., a Delaware corporation (the “Company”), and ATHYRIUM OPPORTUNITIES III CO-INVEST 1 LP, a Delaware limited partnership (the “Registered Holder”).

RECITALS

A.    The Company and the Registered Holder are party to that certain Series B Preferred Stock Purchase Warrant (Warrant No. 1) to purchase securities of the Company, dated as of October 27, 2017, as amended by the First Amendment to Series B Preferred Stock Purchase Warrant, dated as of August 27, 2019 (as further amended, modified, supplemented or restated, the “Warrant”).

B.    Section 15 of the Warrant provides that the Warrant may be amended pursuant to a written instrument executed by the party against which enforcement of the amendment is sought.

C.    The Company and the Registered Holder are the parties in interest to the Warrant as of the date hereof.

D.    The Company and a fund affiliated with the Registered Holder (the “Purchaser”), intend to enter into that certain Note Purchase Agreement, dated as of even date herewith (the “Note Purchase Agreement”).

E.     To induce the Purchaser to enter into the Note Purchase Agreement and consummate the Closing (as defined in the Note Purchase Agreement), the parties desire to enter into this Amendment to amend the Warrant as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and adequacy of which the parties acknowledge, the parties hereby agree as follows:

1.    Definitions. Capitalized terms used in this Amendment but not defined in this Amendment shall have the meanings ascribed to them in the Warrant.

2.    Effectiveness. This Amendment will become effective upon the due execution and delivery of this Amendment by the Company and the Registered Holder.

3.    Amendments to Warrant. The Warrant shall be amended as follows:

a.    The Warrant is hereby amended by deleting the defined terms “Beneficial Ownership Threshold” and “Securities Exchange Act” from Section 17 thereof.

b.    The Warrant is hereby amended by deleting Section 18 thereof in its entirety and inserting “18. [Reserved].” in lieu thereof, and any and all references thereto contained in the Warrant are hereby deleted from the Warrant, and such Section and all related references shall be of no further effect.

4.    No Further Amendments. Except as expressly amended by this Amendment, the Warrant shall remain in full force and effect in accordance with its terms.

5.    Representations of the Registered Holder. The Registered Holder represents and warrants to the Company that as of the date hereof, the Registered Holder is the sole beneficial owner and record holder of the Warrant, and has full authority to enter into this Amendment.

6.    Amendment or Waiver. Any term of this Amendment may be amended or waived only by an instrument in writing signed by the party against which enforcement of the amendment or waiver is sought.

7.    Headings. The headings in this Amendment are used for convenience only and are not to be considered in construing or interpreting any provision of this Amendment.

8.    Entire Agreement. This Amendment supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof. The Warrant, as amended by this Amendment, contains the sole and entire agreement between the parties with respect to the subject matter hereof.

9.    Survival. The warranties, representations and covenants of the Company and the Registered Holder contained in or made pursuant to this Amendment shall survive the execution and delivery of this Amendment.

10.    Governing Law. This Amendment shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Section 20 of the Warrant is incorporated herein by reference.

11.    Severability. If one or more provisions of this Amendment are held to be unenforceable under applicable law, to the maximum extent permitted by law, such provision shall be excluded from this Amendment, the balance of this Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

12.    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Amendment to the Warrant as of the date first written above.

COMPANY: PROGENITY, INC.

By:	/s/ Eric d’Esparbes
Name:	Eric d’Esparbes
Title:	Chief Financial Officer

[Amendment No. 2 to Warrant – Progenity, Inc.]

REGISTERED HOLDER: ATHYRIUM OPPORTUNITIES III CO-INVEST 1 LP

By:	Athyrium Opportunities Associates Co-Invest LLC, its general partner

By:	/s/ Andrew C. Hyman
Name:	Andrew C. Hyman
Title:	Authorized Signatory

[Amendment No. 2 to Warrant – Progenity, Inc.]